Exhibit 99.3

Greif, Inc.
Second Quarter 2020 Earnings Results Conference Call
June 4, 2020

CORPORATE PARTICIPANTS

David C. Lloyd Greif, Inc. - CAO, VP, Corporate Financial Controller & Treasurer

Lawrence Allen Hilsheimer Greif, Inc. - Executive VP & CFO

Matt Eichmann Greif, Inc. - VP of IR & Corporate Communications

Peter G. Watson Greif, Inc. - President, CEO & Director

CONFERENCE CALL PARTICIPANTS

Adam Jesse Josephson KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst

Gabrial Shane Hajde Wells Fargo Securities, LLC, Research Division - Senior Analyst

George Leon Staphos BofA Merrill Lynch, Research Division - MD and Co-Sector Head in Equity Research

Ghansham Panjabi Robert W. Baird & Co. Incorporated, Research Division - Senior Research Analyst

Justin Laurence Bergner Gabelli Funds, LLC - Research Analyst

Mark William Wilde BMO Capital Markets Equity Research - Senior Analyst

Steven Pierre Chercover D.A. Davidson & Co., Research Division - MD & Senior Research Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by, and welcome to the Greif Second Quarter 2020 Earnings Conference Call. At this time all participants are in a listen only mode. After the speakers presentation there will be a question and answer session. To ask a question during the session you will need to press pound one on your telephone. If you require any further assistance please press star zero.

I would now like to hand the conference over to your speaker today, Matt Eichmann. Thank you. Please go ahead, sir.

Matt Eichmann - Greif, Inc. - VP of IR & Corporate Communications

Thank you, Tacan, and good morning, everyone. Welcome to Greif's Second Quarter Fiscal 2020 Earnings Conference Call. On the call today are Pete Watson, Greif's President and Chief Executive Officer; and Larry Hilsheimer, Greif's Chief Financial Officer. Pete and Larry will take questions at the end of today's call.

In accordance with Regulation Fair Disclosure, we encourage you to ask questions regarding issues you consider material because we are prohibited from discussing significant nonpublic information with you on an individual basis. Please limit yourself to 1 question and to 1 follow-up before returning to the queue.

Please turn to Slide 2. As a reminder, during today's call, we will make forward-looking statements involving plans, expectations and beliefs related to future events. Actual results could differ materially from those discussed.

Additionally, we'll be referencing certain non-GAAP financial measures and reconciliation to the most directly comparable GAAP metrics can be found in the appendix of today's presentation.

And now I turn the presentation over to Pete on Slide 3.

Peter G. Watson - Greif, Inc. - President, CEO & Director

Thank you, Matt, and good morning, everyone. We really appreciate you joining us today.

On behalf of Greif, I'd like to offer our thoughts and best wishes to all of you who have been impacted by COVID-19 pandemic and express our thanks and admiration for the brave healthcare workers and first responders on the front lines of the health crisis. I'd also like to recognize our 16,000 global colleagues at Greif and their families for their enduring spirit and perseverance as we've been adapting to new ways of working and communicating. And I'm really inspired by the efforts and proud of our performance and the global team that we've delivered during the crisis. COVID-19 pandemic remains an evolving situation, and we continue to monitor the latest updates. Our global and regional pandemic task forces are meeting multiple times weekly to ensure we safeguard the health of our colleagues and the continuity of our supply chain to serve our valued customers.
Our purpose at Greif is to safely package and protect critical goods materials that serve the greater needs of communities all around the world. And given our position, Greif has been identified as an essential business as we continue to operate all of our production facilities in more than 40 countries. Our global portfolio is uniquely capable of fulfilling customer needs worldwide, and our sourcing and supply chain is well supported with extensive alternate backups in place for all critical products and components.

If you could please turn to Slide 4 for an overview of the quarter. We continue to make really strong progress across all of our strategic priorities. Our second quarter adjusted EBITDA and adjusted free cash flow both improved versus prior year quarter, with especially strong performance in our global Rigid Industrial Packaging segment. In addition to improved financial performance, we completed our third annual Gallup Colleague engagement survey scoring in the 89th percentile of all manufacturing companies.

We also recorded our best-ever trailing fourth quarter customer satisfaction index score. We firmly believe there's a linkage between engaged colleagues and customer service excellence to improved financial performance. We also published our 11th annual Sustainability Report, which reflects the progress we've made to reduce our environmental footprint and build a more circular supply chain as part of our overall business strategy.

Lastly, we completed several portfolio optimization moves aligned to advancing our strategy. First, we acquired a minority stake in Centurion Container, which is expanding IBC reconditioning capability in North America, and we have an optional path to full ownership in the future. Second, we completed the sale of the Consumer Packaging Group to Graphic Packaging for $85 million, subject to customary closing adjustments, enabling us to refocus on our industrial franchise, optimize our capital expenditures and pay down debt. Third, we announced yesterday the closure of our Mobile, Alabama Uncoated Recycled Boxboard mill as part of our ongoing network cost optimization initiatives. We also consolidated 2 Rigid Industrial Packaging operations, one in Brazil and the other in the West Coast of the United States, as we examine ongoing our portfolio performance in that business.

I'd like to now review our business performance by segment and if you could please turn to Slide 5. Our Rigid Industrial Packaging business delivered a solid second quarter. We generated record global IBC production with volumes 26% higher versus the prior year quarter, thanks primarily to our new IBC investments in Tholu, which is an IBC reconditioner in Europe, and our 2 new IBC plants, one in Houston, Texas and the other in Kaluga, Russia. Global steel drum volumes declined by 70 basis points versus the prior year quarter. Steel drum demand in EMEA, which is our largest steel drum region, grew by roughly 60 basis points, and North America increased by 1.6% due to strong first half of the quarter fueled partly by increased customer stocking and new customer growth.

Steel drum volumes in APAC were roughly flat versus the prior year, while volumes in Latin America were down nearly 16% due to weak demand for lubricants as well as a loss of a low margin, high-volume customer.

RIPS second quarter sales fell roughly $9 million versus the prior year quarter on a currency-neutral basis due to raw material price declines and corresponding contractual pricing adjustments, which was partially offset by strategic pricing actions and better volumes in certain regions. RIPS second quarter adjusted EBITDA rose by roughly $23 million versus the prior year quarter due to favorable product mix, lower raw material costs including roughly $7 million of opportunistic sourcing benefits and lower segment SG&A expenses, all partially offset by the impact of lower sales.

For comparative purpose, RIPS in our second quarter of 2019 adjusted EBITDA was negatively impacted by a $1.5 million customer bankruptcy bad debt write-off that was previously disclosed.

I'd like to now have you turn to Slide 6. Given the extraordinary time we find ourselves in, I want to spend a moment to discuss what we are currently seeing in the market. One of Greif's strengths is our broad end market exposure, and our business is not overly dependent on any one customer or any one segment. Broadly speaking, during the quarter, we experienced additional demand for pharmaceuticals, sanitizer and disinfectants, partly due to the pandemic and volume softness in lubricants, paints and coatings as economic activity slowed. Looking ahead, we anticipate several of these end markets improving as economies reopen, and those currently strong will remain that way.

If I'd ask you to turn to Slide 7. Our Flexible Products & Services segment second quarter sales fell roughly 9% versus the prior year quarter on a currency-neutral basis. Soft demand, raw material price declines and corresponding contractual pricing adjustments were the main drivers. Our second quarter adjusted EBITDA fell by roughly $1 million versus the prior year due to lower sales, which is partially offset by lower segment SG&A expense. We estimate that FPS lost roughly $600,000 in adjusted EBITDA during Q2 due to government-mandated operated capacity reductions in Turkey aimed at preventing the spread of COVID-19 in that region.

Those restrictions are slowly being lifted, and we anticipate operating at full capacity in fiscal -- our fiscal third quarter.

I'd please ask you to turn to Slide 8. Our Paper Packaging second quarter sales fell by roughly $16 million versus the prior year quarter, primarily due to lower published containerboard and recycle prices. Volumes were also negatively impacted by 24,000 tons of containerboard economic downtime taken in the second quarter. Paper Packaging second quarter adjusted EBITDA fell by roughly 4% versus the prior year as lower sales were only partially offset by lower segment SG&A expense and by the incremental adjusted EBITDA contribution for 11 more days of Caraustar assets this year. We estimate that PPS experienced roughly an $8 million adjusted EBITDA headwind during Q2 from nonessential customer closures.

For comparison's sake, in Paper Packaging's second quarter in 2019, the adjusted EBITDA was negatively impacted by a $9 million inventory step-up charge that was previously disclosed. During the quarter, we announced a $50 a ton price increase for all grades of uncoated and coated recycled board, effective with shipments beginning May 13, 2020, which we're continuing to implement. Yesterday, we announced the closure of our URB mill in Mobile, Alabama as part of our ongoing network cost optimization activities and then further enhance our capital deployment efficiency. The total capacity of this mill was 140,000 tons, which includes the shutdown of our mill's #1 paper machine that was accomplished in October of 2019. We thank all of our colleagues in Mobile for their hard work, and we are committed to supporting them through this transition.

I'd like to ask you to turn to Slide 9. Similar to our Rigid Packaging review, I want to provide a little bit more commentary on what we're seeing in the paper packaging end markets. Our CorrChoice corrugated sheet feeder network consists of 6 state-of-the-art facilities east of the Mississippi River that service a mix of independent and integrated corrugated box plants. During the quarter, sales to integrated customers were softer as they internalized some of the volumes previously outsourced to us in their own networks. Sales to independent customers were negatively impacted by lower durable goods demand as a result of the slowing economic activity in automobile manufacturing closures.

Similar to our Rigid Industrial Packaging business, our Tube and Core business serves a diverse mix of end markets. We estimate that roughly 40% of our top 10 tube and core customer markets were labeled as nonessential businesses during the health crisis in Q2, which dragged on our results. We are particularly impacted by weak demand in cloth, yarn and carpet segments. Film core volume growth was solid versus the prior year. We expect demand for construction and protect-a-board board products to moderately improve over the remainder of the year.

I'd like to now turn over the presentation to our Chief Financial Officer, Larry Hilsheimer, on Slide 10.

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

Thank you, Pete. Good morning, everyone. I want to reiterate Pete's comments to all of those impacted by COVID-19 and express my thanks to each of our colleagues for their dedication and professionalism during these very challenging times.

Slide 10 highlights our quarterly financial performance. Overall, Greif generated very solid results. Second quarter net sales, excluding the impact of foreign exchange, fell roughly 3% year-over-year. However, adjusted EBITDA rose strongly by roughly 12%. That improvement was driven largely in RIPS, but all segments and the corporate center recorded reductions in SG&A expense. Currency was a modest $2 million headwind to total company results compared to prior year. Below the operating profit line, interest expense decreased by roughly $4 million, and our bottom line adjusted Class A earnings per share rose 17% versus the prior year quarter to $0.95 per share.

During the quarter, we recorded a $38 million loss related to the CPG divestiture. Roughly $36 million of that $38 million relates to a portion of the PPS segment's goodwill that we are required to allocate to the transaction. That noncash charge has no associated tax benefit, which is why our GAAP tax rate was more than 62% during the quarter. Our second quarter non-GAAP tax rate was 32.6% and we continue to expect that rate to range between 27% and 31% for fiscal 2020.

Finally, second quarter adjusted free cash flow improved by roughly $33 million versus the prior year quarter to a source of $79 million due to increased EBITDA and lower CapEx.

Please turn to Slide 11. Given the continued uncertainty caused by COVID-19, we are withdrawing our fiscal 2020 adjusted Class A earnings per share and adjusted free cash flow guidance as it is very difficult to estimate projected near-term business performance with precision. We are providing the key fiscal 2020 assumptions you see listed on Slide 11 to assist with modeling.

In terms of what we saw in May, in RIPS, steel volumes were down roughly 8% on a per day basis versus May 2019 as customers destocks, while IBCs were up slightly over 10% per day. In PPS, CorrChoice volumes were down single digits on a per day basis versus May of 2019, while volumes in our Tube and Core business were a bit softer than that. Demand for corrugated sheets and tubes and cores improved between April and May this year. So we're hopeful that we're beginning to see a positive trend as businesses reopen. We currently believe our fiscal third quarter will be our weakest volume quarter before overall demand recovers later this year.

I think it's important to point out at this point that our quarters obviously differ from most as many companies talk about their second quarter being their weakest. Our third quarter will be our weakest.

Please turn to Slide 12. We can't control how long this pandemic will last or determine what the ultimate impact will be to our global customers. That said, we have taken steps to prepare the portfolio for an economic downturn by identifying variable cost reduction actions, determining potential back office reductions or delays in hiring open positions, and optimizing capital spending plans and working capital requirements. In fact, we've already implemented actions to generate roughly $40 million of EBITDA benefit over the remainder of fiscal 2020.

We believe our business today is significantly better positioned to weather a prolonged economic slowdown than it was in 2008. We've optimized our portfolio by closing or divesting 62 underperforming or noncore assets while replacing and walking away from over $400 million of low-margin business and securing new higher-margin business of over $400 million via organic growth activities, resulting in EBITDA growth of over 65% since fiscal 2015. We've expanded into newer and higher-margin packaging substrates like the IBC and penetrated less cyclical markets such as food, pharma and agriculture. We've also implemented a single ERP platform across the majority of our business, enabling better and faster decision-making, which is critical during a downturn.

Please turn to Slide 13. Our balance sheet is solid, with substantial access to liquidity and a well-structured debt maturity profile. We currently have $690 million of available liquidity, undrawn on our revolver, and another $72 million of cash and equivalents. Our only near-term debt maturity, our senior notes due midway through 2021 with a principal of EUR 200 million. At quarter end, our compliance leverage ratio stood at 3.6 -- well below our stated covenant of 4.75. Given current market uncertainty, to be prudent, we are reducing or postponing noncritical expenses, including capital investments. We now anticipate spending between $120 million and $140 million on CapEx in fiscal 2020. Roughly $10 million of the CapEx reduction relates to the sale of CPG. Roughly 24% of our remaining forecasted CapEx is earmarked for various growth projects and could be reduced further if needed.

Lastly, our largest pension program, which resides in the U.S., is fully funded from an ERISA standpoint with no required contributions for the next 3 to 4 years, although we currently intend to continue making contributions. While our financial position is strong, we will continue to evaluate our liquidity needs and options to reinforce our balance sheet as needed.

Please turn to Slide 14. We've used this slide for a number of quarters and point -- and the point is that our capital allocation priorities are firm. They are: funding organic CapEx, delevering our balance sheet, maintaining steady dividends and pursuing our strategic growth priorities in IBCs, IBC reconditioning and containerboard integration. Consistent and predictable capital allocation, we believe, is critical to value creation. So what you see here is what you're going to get.

With that, I'll turn the call back to Pete for his closing comments before our Q&A.

Peter G. Watson - Greif, Inc. - President, CEO & Director

Thank you, Larry. And if everyone could please turn to Slide 15.

In closing, I want to thank all of our 16,000 global colleagues, again, for their commitment to Greif and to our customers. While a lot is behind us, there will be more uncertainty ahead as countries and communities reopen their economies. That said, I'm extremely confident in Greif's ability to navigate these uncertain times. We have a highly engaged and motivated team focusing on providing differentiated service to our customers. We're well positioned to serve a variety of end markets through our industry-leading product portfolio and our commitment to customer service excellence. We are successfully advancing our strategic priorities, and our balance sheet is strong.

Thank you for participating this morning, and we appreciate your interest in Greif, and we look forward to taking your questions.

QUESTIONS AND ANSWERS

Operator

As a reminder, to ask a question you will need to press star one on your telephone. To withdraw your question, please press the pound key. Please limit yourself to one question and one follow-up. The standby line will compile a queue and a roster.

Your first question comes from the line of George Staphos of Bank of America.

George Leon Staphos - BofA Merrill Lynch, Research Division - MD and Co-Sector Head in Equity Research

Thanks for all you're doing on COVID, and congratulations on the quarter.

My 2 questions first, in terms of the May volume trends, Pete, can you talk a little bit about the geographic trends you might be seeing? And kind of a parenthetical here. There was a comment about trend getting better between April and May, and I wasn't sure what that was referring to.

The second question, just on SG&A cost reductions. You did a great job there. I think the year-on-year number was down roughly $20 million. How much of that is sustainable going forward? Was there any kind of one-offs that maybe dissipates over the course of the year? And what do you think you can do from some of these additional cost reduction efforts that you talked about generally?

Peter G. Watson - Greif, Inc. - President, CEO & Director

Yes, George, let me talk about some of the volume trends from April to May for your question, and I'll ask Larry to comment on the SG&A.

So when you look at volumes overall, I think you first have to look and over the last 4 months, the global health crisis, I think we've done a really excellent job in demonstrating we have a really resilient and battle-tested supply chain. So our sourcing and materials are regional by design, and we've had no disruptions at all, have been very stable. And our operational footprint is very diversified, as we've talked about, and I think we've done an excellent job at demonstrating to our customers that we can deliver in very challenging times as both reliable and dependable. And our value proposition, as we've always talked about, security of supply and customer intimacy.

So there's been some challenges. But if you look at our volumes from April to May transition, I'll talk about on a per day basis because May compared to a year ago is 2 less days. So if I could, let me just walk through RIPS and then talk about Paper because they're slightly different in transition on volumes from April to May.

In our Rigid business, in large steel drums, on a global volume basis per day, our large steel drum business globally is down about 6%. And that evolution really is aligned to the geographies around the world that are consistent with how economies are recovering to the COVID-19 cases. So in China, for example, in May, the PMI was above 50%, which is a significant change in the last 2 or 3 months. And the large steel drum volume in APAC was up 1% on a per day basis compared to May 2019. And if you look at EMEA, EMEA's volume on large steel drums were down 2% on a per day basis compared to April. And North

America was down double digits. Now that's really reflective as economies reopen and businesses are transgressing across this health crisis.

In IBC and Reconditioning, it's a much stronger basis. It's not as high as the breakneck pace that we had in Q1, but we're still up 10% versus prior year. And again, that's with 2 less days. So while we are challenged April to May in steel drums around the world, we still see positive growth in our IBC and IBC reconditioning. And again, that's talking about a transition, April to May. As we talked about in our comments earlier in prepared remarks, I think we're going to have more challenged volumes outlook in steel in our third quarter, which is May through July. In IBCs, we still expect to see double-digit growth of 10%-plus in that range for our third quarter.

If you look at Paper Packaging, those trends are slightly different. So we had a little more challenging volumes in paper packaging, particularly in converting. If you look at our volumes in our mill system, we expect on a per day basis to be up 3% in May compared to April on a per day basis. May backlogs and into June, it's early June, the backlogs at our mill system are very steady with 4 to 5 weeks of backlog. URB volume is improving in May compared to April, up 1% versus May on a per day basis. And our CRB volume continues to be very steady, particular in our Tama, Iowa and Sweetwater, Georgia facilities. For full disclosure, we did take 5,000 tons of economic downtime in containerboard on the West Coast only. That's really a reflection, not a market demand, just a delay in ag orders in that market.

If you look at our volumes in April to May and our converting operations in Paper and CorrChoice, which is really tied into our containerboard system, on a per day basis, May versus April, we're up 4%. And what we saw in the last 8 days of May, really strong volume at CorrChoice. And I think that's reflective of the durable manufacturing businesses, such as the automotive plants starting to reopen and fill up their supply chain needs. And again, this is a business, as you know, that has backlogs and visibility of less than 24 hours. So we don't have tremendous visibility out past tomorrow. But again, there's more positive signs that our May volumes on a per day basis are much improved versus April.

In Tube and Cores, our May volumes were flat to April on a per day basis. And again, we have some high exposure in that business to our nonessential businesses that are starting to gradually open without disruption. And in that business, through Q3, we expect gradual improvement from May into June and July.

Again, overall, I think in our Paper Packaging, we're cautiously optimistic that as the health crisis continue to recover, we can see improvement sequentially from May through the end of the third quarter in our Paper business. So I'll pause and then ask Larry to comment on SG&A.

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

Great. Thank you, Pete. And George, with respect to the SG&A, when you really break it down year-over-year, the second quarter, you have about $12.3 million of salary and benefit reductions, $2.5 million in travel and entertainment. Professional fees were down about $3.2 million. Depreciation of our IT LN system caused depreciation to actually be up about $2.5 million. And other miscellaneous things across the board, local taxes, bad debt, those kind of things, were down about $3.5 million. So overall, about $19 million. When you look at it, is that sustainable? We've been focused on reducing our SG&A cost for some time, as you know, committing to get down below 10% by 2022. And so some of the reductions are just part of that effort. We obviously have put in a lot of actions, as I mentioned, to reduce cost.

We did adjust incentives in the second quarter, which pumped the number up a bit. But the long-term -- if I cut to the chase, we do expect that our SG&A will continue to run at substantially lower levels than last year.

Operator

Your next question comes from the line of Adam Josephson of KeyBanc.

Adam Jesse Josephson - KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst

Pete and Larry, I hope you and your families are well. My 2 questions. One on -- Pete, if I may, I'll start with Rigid margins. Obviously, you had a phenomenal margin quarter. You mentioned many things. Obviously, you had the SG&A reductions. You also talked about opportunistic sourcing. You had a timing benefit. Can you just talk about what exactly drove that Rigid margin in the quarter? How much was opportunistic sourcing? What exactly that was? How much were timing benefits of raws falling and prices not catching up, et cetera? And then what your expectations are in terms of margins in that segment normalizing thereafter?

Peter G. Watson - Greif, Inc. - President, CEO & Director

Yes. I'll make a few comments, and Larry can get into the specific financial impacts of each of those categories, Adam. But yes, we were really pleased with the RIPS performance. And when you look at that business, we consolidated that into a global organization 9 months ago. Ole Rosgaard leads that, and he's really leading an organizational transformation. And longer term, we continue to expect to get benefits from a lower cost structure, a more efficient manufacturing footprint, and also a continued push to growing our higher-margin products. So we really feel good about the improvement trend in that business.

The details really, as we talked about, we had favorable price and product mix, meaning we had higher-margin growth products. We talked about the IBC and Reconditioning results. We had lower raw materials and advantageous cost, raw material sourcing. And we did a really cost -- aggressive cost-reduction activities. We consolidated 2 plants, 1 in Brazil and 1 in the U.S. Larry talked about organizational SG&A reductions. And we had a lot of discretionary spending reductions. And I'll let Larry walk through the bridge and what those dollars meant in each of those categories.

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

Thanks, Pete. So Adam, on a value-add percentage, we went from 45.8% to 50% in RIPS. So really nice improvement. About 1% of that was some -- the sourcing opportunities. And most companies would not need a sourcing group if you're going to be able to buy at index prices. What you have them, therefore, is to work the markets and see if you can find opportunities. In a dislocated market like we're in, currently, those opportunities surface more often. And so our team did a great job of sourcing about $7 million of raw material cost benefits relative to index prices. Some of that benefit got offset by currencies, in terms of how that translates over to U.S. dollars. We've lost part of that benefit. But then also timing. We talked in recent years about the timing of our PAM adjustments being a drag on us. It actually turned around for us a bit in this quarter. So that was -- the sourcing was about 1%. The timing was about 1%. And then the other 2.2% was just really good activities around managing pricing for nonraw materials. We've been talking about how that's been ongoing for the last year or 2, and some of that started to flow through in our quarter.

If I go to overall adjusted EBITDA and you look down through those, the others are the pickup in SG&A. Some change in just allocations because the PPS business getting bigger, they get a bigger relative share of our corporate allocations, which is just obviously a shift. Depreciation actually was a drag as we implement the ERP system and other things, and there's a few other negative things that are offsetting that get us to that 4.4% increase in our EBITDA margin.

Adam Jesse Josephson - KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst

I really appreciate that. And just on the OCC situation. Obviously, it's been a roller coaster ride this year and defied, I think, everyone's expectations, both on the way up and now, I think, on the way down. So price -- June prices are coming out tomorrow. I think most people are expecting a decline. The question is how big of a decline. So can you talk about how much of a drop you're expecting in OCC in June and perhaps thereafter as well? And how that's influencing your thinking about the URB price increase considering that URB demand has been really challenging? So the increase appears to be tied to OCC, which is about to drop, I think, by at least $20 a ton. So can you walk us through your thinking in there and your OCC expectations for the balance of the fiscal year?

Peter G. Watson - Greif, Inc. - President, CEO & Director

Yes, Adam, we're expecting a $30 a ton decline based on our exposure to OCC markets and our recovered fiber group. But we'll wait and see definitively tomorrow. I know people have different opinions.

Regarding our price increase, it was really predicated on cost inflation as well as market demand. As I indicated, our volumes were up in our boxboard mills over 4% versus prior year. And again, in May versus -- April going into May, our volumes continue to be steady. We have steady backlogs, 4 to 5 weeks. So when you look at cost inflation, though, at OCC, there is a $90 a ton increase from January to present, and a $30 a ton decline in pricing that occurred in February on boxboard products, URB and CRB, which created $120 price cost squeeze. So we are moving forward on the price increase from mid-May and we need to maintain acceptable margins for our shareholders, and that's our position.

Operator

Your next question comes from the line of Ghansham Panjabi of Baird.

Ghansham Panjabi - Robert W. Baird & Co. Incorporated, Research Division - Senior Research Analyst

Yes, good. I guess, can you, Pete, give us some more details on the end market verticals for RIPS that you have outlined in the pie chart on Slide 6? A lot of companies in the chemical spectrum and industrial that are downstream from you have talked about 20%-plus declines in April. Obviously, a bulk of the world was shut down in the month. And your volumes were actually up in North America and the EMEA region during the quarter. So can you help us reconcile that outperformance? Did share gains play -- were those part of that as well?

Peter G. Watson - Greif, Inc. - President, CEO & Director

Yes. So it's a good question. And really, it's a case of haves and have-nots on the end market exposures in our global RIPS business. And as you can imagine, we saw really strong March sequentially in our quarter. So February was fairly consistent. March was very, very strong. And in the second half of April, we saw fairly strong volumes, and it started tailing off at the end of April. And as I indicated in my comments to George's questions in May. But if you look at the end markets where we saw really strong volumes on a global basis were exposures to pharma and personal care. We had a lot of customers transitioned some of their manufacturing capabilities to alcohol-based disinfectants. As I indicated, in March, we had really strong restocking in the middle of the quarter and it continued into early April.

The offset of that was lower demand in lubricants, paints and coatings. And as you can imagine, when the economy shut down mid-March through April, lubricant business is really negatively impacted by the reduced amount of commercial and industrial vehicle traffic as well as some lower manufacturing activities in nonessential businesses. So the exposures to our IBC and Reconditioning business were much more positive because they're more geared to some of those products that were having stronger end market growth.

And our steel drum, while we're flat year-over-year, I think that's reflected in more of the commodity and bulk -- lubricants in bulk and commodity chemicals. But I think we've benefited just from overstocking in March and April.

Our large plastic drum business was up 2.5% in the quarter. And that exposure, again, was to pharma and personal care. We had a little bit lower ag chem demand mainly because of access to labor and some delayed seasons. We also had a little bit of addition because we added new capacity in the U.S., and we're doing well in that market. But again, in the IBC and reconditioning, we -- that demand exposure to food, disinfectants and detergents really were beneficial to us in the quarter. And we expect some of those markets to maintain their strength. But it's very clear that destocking is occurring at the end of April into May, and we expect through our third quarter that destocking is normalized.

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

To your other part of your question, Ghansham, on share pickup. We feel very confident and know that we've gained share of wallet and new customer business. And we attribute it directly to our focus on customer service. At the same time, Pete mentioned in his comments, we walked away from another very low margin, high-volume customer in Latin America. And we've also walked away from some other low-margin business in other parts of the world. But net-net, we feel comfortable that we're gaining market share in the places we're targeting.

Peter G. Watson - Greif, Inc. - President, CEO & Director

And I think what's really important --

Ghansham Panjabi - Robert W. Baird & Co. Incorporated, Research Division - Senior Research Analyst

Okay. And then for my second question in terms of -- sorry, go ahead.

Peter G. Watson - Greif, Inc. - President, CEO & Director

The other comment was we -- in addition to our growth initiatives, strategic growth initiatives, IBCs, but also in Jubail, Saudi Arabia, that business really continues to go very well and their exposures are outside of the Middle East. So we're really pleased with the investments we've made and are starting to show up in some of our growth and profit assumptions.

Ghansham Panjabi - Robert W. Baird & Co. Incorporated, Research Division - Senior Research Analyst

Okay. And then for my second question, in terms of the opportunistic sourcing you benefited in 2Q, is there -- should we assume that there's a positive component for the third quarter as well? And then just in terms of your base -- raw material basket for the cost structure for RIPS, will the paths continue to be favorable in 3Q as well? To the same extent.

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

Yes. Ghansham, I would -- those things tend to be opportunistic. I think it's hard to build those into your model and count on them recurring. As I mentioned, we do charge our team in-sourcing to achieve some of those. We budget in them achieving a benefit to index spread. But we do think there will be some in Q3. Thus far, I would not say it would be at the level of Q2.

Operator

Your next question comes from the line of Mark Wilde of Bank of Montreal.

Mark William Wilde - BMO Capital Markets Equity Research - Senior Analyst

Pete, Larry, I wondered, just going back to Adam's question around OCC. Is it possible to get a sense of what your OCC costs look like in the second quarter? And then, best if you can estimate now based on May and what you're seeing in June, where you might end up in the third quarter?

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

Yes. We -- basically, Mark, if you go back, we saw OCC about $82 a ton in April, and it rose up to $119 in May. So a really steep jump up. Our view is we think things will continue to trend down. But the challenge we're trying to project out much is, one of the reasons we withdrew guidance is if opening the country back up creates another spike in severe hospitalizations and things, who knows where this thing goes? Because clearly, the drawdown, shutdown of retail and restaurant trades impacted the source of OCC dramatically. And then you combine that with really strong demand in the entire paper space.

So we have our view that it's going to be at least $30 tomorrow. We do think that it should trend down if we don't run into a spike because you have those businesses opening up and that source should be coming on. And we think the demand side is probably a little weaker just particularly if you look at export and that kind of thing. So we think there's a path down. But we haven't really tried to forecast exactly where we think that ends up beyond the next reduction tomorrow, Mark.

Mark William Wilde - BMO Capital Markets Equity Research - Senior Analyst

And do you have a sense, Larry, can you give us any kind of a ballpark number for what you might have averaged during the second quarter? So it's a little hard from the outside to kind of know how this rolls through your inventories and we know that the spike happened during the quarter.

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

Yes. Do you remember what the average number was, Matt?

Matt Eichmann - Greif, Inc. - VP of IR & Corporate Communications

Yes. So let's see, February, March and April, we just ran those numbers. $37 in February, $47 in March, roughly $82 in April. So blend that to get an average cost for the quarter.

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

Thanks, Matt.

Mark William Wilde - BMO Capital Markets Equity Research - Senior Analyst

Okay. That's really helpful. And then I wondered, just on downtime, you mentioned 24,000 in containerboard in the second quarter. Is all the only amount that you've taken in May the 5,000 on the West Coast that Pete mentioned?

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

Yes. So it was really isolated, Mark, to a specific delay in some customer orders, and it wasn't really reflective of the demand pattern we're seeing in our containerboard system.

Mark William Wilde - BMO Capital Markets Equity Research - Senior Analyst

Yes. Okay. The last one for me is just kind of related to that. One of your bigger competitors flagged walking away from some sheet business last month when they reported. I wondered if you can just give us some more general color about what you're seeing in both pricing and volume in that sheet market?

Peter G. Watson - Greif, Inc. - President, CEO & Director

Yes. As you know, on our exposure in our CorrChoice business, because we sell predominantly to independent box makers. And we also sell to integrated box plants. It's really 2 worlds. Most of our exposure -- not most, but a large percentage is to durable markets and the automotive plant exposures with them going down really put a challenge in our volumes. So any time you have a market -- and the sheet market is very consistent with ours, with others. When it gets volume sensitive, the market can get a little chippy. And I think there's experience of that throughout the quarter.

It depends on what -- let me back up. You have some integrated box plants that will decide because their volumes might not be really strong. They will get in the sheet market for a short term and their methodology might be different than a true sheet feeder. So that attributes to the chippiness. But we try to stay fairly core to what we do, which is really high product complexity. Low -- high turnover of orders, low MSF order quantities and try to take a value approach. So there is chippiness, but that is pretty common in this type of environment. So it's nothing new or unusual, Mark, in our view.

Operator

Your next question comes from the line of Steve Chercover of D.A. Davidson.

Steven Pierre Chercover - D.A. Davidson & Co., Research Division - MD & Senior Research Analyst

So just to clarify, was there about a $4 million transfer from RIPS to Paper Packaging in terms of overhead in the quarter? And is that the run rate?

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

Yes. That's about it, Steve, yes.

Steven Pierre Chercover - D.A. Davidson & Co., Research Division - MD & Senior Research Analyst

Okay. That's fair. It's kind of late in the session as well. And then Pete said that fiscal Q3 will be the weakest from a demand standpoint. And looking back over many years, Greif has been very much a second half story. So I guess I'm wondering if that's still the case?

Peter G. Watson - Greif, Inc. - President, CEO & Director

Yes. From a demand standpoint, the reason we pulled guidance is it is uncertain. But our best guess today is that as economies reopen, the pace of our volume would be dictated on how disrupted supply chains are and the velocity of destocking in RIPS business. And so that will determine how we evolve in our Q3 on volumes. We do know that in our RIPS business, the conical season, which is ag related, we are optimistic that, that will be a positive position. We believe, in the West Coast, the U.S., that, that will be positive volume for us in our fiber business and steel drum business. Our Latin America juice season and ag season has been delayed. So that's some potential upside. But it's just too uncertain with what we see in the RIPS business.

I'll tell you, in Paper, we're a little more optimistic. I think our volume trough was in April in our Paper business, in our converting business. And our margin trough will be May because, as we've talked about the OCC squeeze. But I think you'll see sequential improvement in that business in Q3 because the exposure to durables and the economies are reopening. All that said, if you don't -- if you have a controlled reopening of economies without any real significant supply disruption and you don't have a severe second wave of COVID cases, we see an evolution in Q3, toward the end of Q3 and improving in Q4.

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

Yes, Steve, I'd supplement what Pete said. I mean, Pete and I tend to be pretty optimistic people generally. I have to put on my CFO hat sometimes to be pessimistic by profession. But when we tried to go through our normal forecasting process, our business unit leaders are doing everything they can to talk to all of our customers. Our customers aren't able to tell them much out more than 15 or 30 days. And most of what we hear tends to be a bit pessimistic. But then every time we get the weekly results, they seem to be still going fine. Obviously, May trailed down a lot. And as Pete mentioned, we think that's tied to destocking. But we tend to be a GDP industrial production type of business and all of the predictions of the economists, I mean, are showing the second calendar quarter of the year just diving down in a 30-plus percent down. Well, if that happens, that should have a negative impact on our business.

And so those disparities between how Pete and I are feeling about things and some of the optimistic things we see measured against what we're seeing as all the economists telling us it's going to be armageddon, have us at a point where we just decided we need to pull guidance.

Steven Pierre Chercover - D.A. Davidson & Co., Research Division - MD & Senior Research Analyst

Did you say, Larry, that you had $40 million in EBITDA benefits in the second half of the year from the cost cutting initiatives?

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

Yes. Actions, initiatives that we've taken, which also plays into the answer to the question from George about do we believe we'll be able to continue seeing SG&A down, low, some of those -- there's some revenue items, there are some cost items, those kind of things. But yes, $40 million for the second half of the year.

Steven Pierre Chercover - D.A. Davidson & Co., Research Division - MD & Senior Research Analyst

Well, that's good. All right. So despite the volume from an earnings standpoint, it could still be a push or even skewed a bit towards the second half because, obviously, the worst was in Q1 -- or sorry, in the quarter just -- I'll just leave it there. Okay. One other odd ball question because I've been watching too much TV. Just recently, I've seen ads for these bagster bags from Waste Management that carried 3,300 pounds. And it looks exactly like one of your flexibles. Are you familiar with those? Is that an opportunity? Or do you even know what I'm talking about?

Peter G. Watson - Greif, Inc. - President, CEO & Director

I haven't been watching that much TV, Steve, but I've seen pictures of that. But I would be lying to you if I could intelligently talk about if that's an opportunity or not. But I will ask Hari Kumar, and I promise you, he'll have a response to me by tomorrow.

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

Thanks for your enthusiasm on Flexible, too.

Peter G. Watson - Greif, Inc. - President, CEO & Director

Thanks for the lead.

Steven Pierre Chercover - D.A. Davidson & Co., Research Division - MD & Senior Research Analyst

It's a flexible dumpster, is what it is.

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

I'll call Waste Management.

Operator

Your next question comes from the line of Justin Bergner of GAMCO Research.

Justin Laurence Bergner - Gabelli Funds, LLC - Research Analyst

Pete, Larry, I hope you guys are well, in addition. I guess to start, this sourcing benefit that you characterized as $7 million in the second quarter with some carryover benefit in the third quarter. If we were to look back prior to the second quarter, what type of levels would the sourcing benefits have run at sort of quarter-to-quarter? Was it material or was it sort of de minimis prior to the second quarter?

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

It was slightly less in the first quarter, Justin. And if you go back further, and actually, if you went back in our transcripts a couple of years, a number of years ago, we were almost regularly talking about strategic sourcing benefits. They faded away in '18 and '19, and we virtually had none. And you look at the year-over-year comparisons, and we would talk about that. But like I said, when you get to dislocated markets where things are being disheveled and customers, businesses and industries are shutting down, suppliers end up having supply that they don't have -- nowhere to place, and you have those opportunities if you're sourcing group's out doing a good job.

Justin Laurence Bergner - Gabelli Funds, LLC - Research Analyst

Great. That's helpful. So it's sort of like a -- I mean, it's sort of like a trading-type profit when the opportunity presents itself, I guess.

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

That's right.

Justin Laurence Bergner - Gabelli Funds, LLC - Research Analyst

I'll move on to a second question, which is, I noticed your interest expense came down $4 million or $5 million. Is that mainly because of the proceeds from the sale? And if so, should I read into sort of the similar interest expense as sort of a harbinger that while you're withdrawing the free cash flow guide, one might not expect it to be too dissimilar from your prior guide? Or one might not expect the number that you're --

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

Yes, Justin. I feel comfortable answering your question, but I'll actually have David Lloyd, our Treasurer, answer it because he's sitting right here, and he'll be much more articulate and accurate than me.

David C. Lloyd - Greif, Inc. - CAO, VP, Corporate Financial Controller & Treasurer

Yes. So the interest expense decline is really driven off of a couple of things. So obviously, we had a fairly heavy pace of debt repayment during the quarter, at least part of which was driven by proceeds from the CPG divestiture. Obviously, variable interest rates were at significant lows, and so we benefited from that significantly as well. And then we've done some things in the portfolio as well to drive some lower interest costs also.

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

And then on continuing.

David C. Lloyd - Greif, Inc. - CAO, VP, Corporate Financial Controller & Treasurer

Yes. So I think the -- what we have forecasted in the past is not going to change a whole heck of a lot from an interest rate standpoint. So most of our rates are fixed at this point. And -- yes.

Justin Laurence Bergner - Gabelli Funds, LLC - Research Analyst

And then, I guess, for the second part of that question, I mean, is it presumptuous to sort of assume, based on the interest expense not changing too much, that the free cash flow, do you -- while sort of pulled is -- there's no reason to expect it to be too dissimilar from the prior view?

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

Well, yes. I mean, from the impact of interest expense, that's true. I mean, obviously, with us pulling back on providing guidance, I mean, the main driver of cash flow is obviously operations. And so that's why we are not giving free cash flow guidance for the remainder of the year either, Justin. But we do feel very confident about how well our treasury group's managing cash around the world and how well our business is doing, focusing on working capital. So we feel very good about what our cash flow for this year will be. But it's all going to be relative to results. And obviously, as we said, there's just too many variables out there right now for us to give any kind of guidance range around that.

Operator

Your next question comes from the line of Gabe Hajde of Wells Fargo Securities.

Gabrial Shane Hajde - Wells Fargo Securities, LLC, Research Division - Senior Analyst

Pete, Larry, Matt. I hope you and your families are doing well. I guess I'll try to take a stab again at the guidance question. Just trying to tie in, Pete, to your comments about volume trajectory. Can you, I guess, maybe any sense of, directionally, if the volume environment plays out as you expect, that EBITDA would be down on a sequential basis from fiscal Q2? Is that what I'm hearing?

Peter G. Watson - Greif, Inc. - President, CEO & Director

Well, I mean, it's hard to predict that. But again, we expect our volumes in our Rigid business to be much lower in Q3. Some caveats is how fast supply chains recover and whether disruptions determines the evolution of that within the quarter into Q4. I think it also depends as economies are recovering from the health crisis. And you look at the case rate improvements, do you have any disruptions or negative events on the medical side that could hamper that recovery. I think there's just a lot of unknowns that could be variable that could impact it. But as what we know today, we think we're going to have a tougher volume month in RIPS in Q3, worse in May and slowly improve in June and July, better view in Q4 in Paper. I think you're going to see an improving scenario in volumes. Although, as I mentioned, April was a lower point for our converted products in April. But again, the variables on how fast the durable market opens, how fast the automobile manufacturing plants open, what's the demand of consumers, is there disruption during the health crisis is really challenging to predict. We're trying to give you our best view of the volume scenarios across both RIPS and Paper, Gabe.

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

Yes. And Gabe, if you think about it, auto, like Pete explained earlier, has a big impact on our CorrChoice volumes, and they peaked up toward the end of May as some of the auto came back online. And nice articles in The Wall Street Journal today about consumer demand and some of the dealers not having enough inventory on F-150s and other kind of vehicles. But then you have the challenges they have because their supply chain is so complex. And so some of them are having struggles because they can't get parts from Mexico or whatever. So that -- it just makes it really, really hard to give you a solid answer of where do we think things are going.

Gabrial Shane Hajde - Wells Fargo Securities, LLC, Research Division - Senior Analyst

Understand, not a problem. All right. Maybe this will be -- hopefully, this one is easier. With, I guess, closing the second machine at Mobile, Alabama, I'm assuming the residual of that business will be kind of redistributed to other facilities. But can you give us a sense of what fixed cost savings might look like? And is that -- I'm assuming -- is that part of the $40 million that you talked about? Or is that above and beyond or something separate?

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

Yes. There's a -- Gabe, there's about $1.5 million, just shy of that for the remainder of the year related to closure, and that's a $5 million on an annual basis. And just to put this in context, you'll recall, before we ever got into COVID, we've been talking since last June about being in an industrial recession. So we kicked off a process last fall of going through and reviewing every single one of our plants across all of our businesses. That has led already to closures of the 2 RIPS plants that Pete mentioned. And that was also the genesis of the closure of this plant. It's just not an efficient one. And you're right, we shifted all the business to -- we will shift all that business to other facilities. It just wasn't a cost-effective operation, unfortunately.

Peter G. Watson - Greif, Inc. - President, CEO & Director

And Gabe, just from a customer transition. It's a little easier for us because over 95% of our customers in that facility are all consumed internally within our own tube and core facilities.

Gabrial Shane Hajde - Wells Fargo Securities, LLC, Research Division - Senior Analyst

Interesting. Okay. And I guess maybe the last question. You -- I think Larry made comment of sourcing of alternative products within RIPS outside of materials, which I think is maybe 60% or so of the cost of goods sold wheel. So that sounds like it's a sustainable go forward benefit. Any way to put a number on that or quantify it for us?

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

Yes, it wasn't -- maybe I misstated something there. We have -- it was pricing and other actions that added to that margin value add, if that's the comment you're relating to. You might remember us talking about as we reinitiated our contracts on renewals, we put in for openers for other price areas other than just the standard raws. So yes, we do think and expect that those things should continue in our business. But what you won't see is the year-over-year because, obviously, as you go through that -- but we do think a lot of that will be sustainable in our margin.

Operator

And your last question comes from the line of Adam Josephson of KeyBanc.

Adam Jesse Josephson - KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst

Pete and Larry, 2 follow-up questions. One is just going back to what Gabe was getting at, just in terms of the timing of EBITDA. So when you went into the year, you were thinking 3Q would be the high point and that second half EBITDA would be higher than the first half. Now obviously, that was pre-COVID, so a great deal has changed since then. Is it still reasonable to assume that 2H would be better than 1H? Or you just -- you have no way of knowing? No one really has much visibility. And so that statement is probably out the window, and there's really no way to know? What do you feel about that?

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

Adam, I think -- well, first of all, I didn't have a chance to say, I hope you and your family are doing well. Second, third quarter is clearly not going to be what it normally is. That's painfully obvious to us. And like I said, if the economists are right about where the calendar second quarter is, we should see negative impact in June. But again, Pete and I keep having optimism about it. So it's just all over the place about where we think it could be. We do not think 3Q is going to be what we thought it would be. We do expect that we'll start to see recovery in July and then through our fourth quarter. But trying to predict how strong that's going to be -- I mean, I listen to more economist calls than I ever have in my life, and I always listen to a lot, and the range is all over the place. So we just couldn't get a handle on it to feel confident to give you real true guidance.

Adam Jesse Josephson - KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst

Yes. No, understood. And just one last one on Paper volumes. So I think, Pete, you said CorrChoice volumes were down single digits in May and that Tubes and Cores are down a little more than that. Could you be a little more precise about the extent to which the CorrChoice and Tubes and Cores were down year-on-year in May?

And then just more broadly, we've looked at containerboard volumes in past recessions, and they've averaged down about 6% in the months in which the U.S. was technically in recession. And usually, URB is a bit more economically sensitive than even containerboard. So who knows how long this recession will last. But just based on the economic conditions you see, I mean, do you think containerboard and/or URB volumes are more likely to be up or down for the balance of the year on a year-over-year basis?

Peter G. Watson - Greif, Inc. - President, CEO & Director

Yes. So let me just reiterate what I mentioned about CorrChoice and Tubes and Core volumes. So my comments were about transitions from April to May. I wasn't referencing what our quarter volume. So in CorrChoice, from May -- April to May on a per day basis, they are up 6%. And if you remember, in May, we have 2 less working days than a year ago. So that's why I'm referencing sequential evolvement of corrugated. So the 6% up from April to May and the volume in the last 8 days at CorrChoice has been incredibly strong. And I referenced as durable manufacturing businesses that were closed and deemed nonessential during the shutdown, that included automotive, they're starting to fill up, open up and starting to fill up their supply chain needs. And that business, CorrChoice, has a lot of exposure to durables and automotive. So that was my comment on April to May transition.

We don't really have any backlog beyond 24 days. So other than telling you what I know today, I'd be throwing a dart at a dart board trying to think beyond that.

In Tube and Core, relative to May volumes versus April, sequentially, they're flat. And again, going forward, we have a high exposure, nonessential businesses that are gradually reopening. And based on how they come up, whether their demand is positive or there's disruptions in their supply chain would dictate what our trajectory is on volume in that business in Q3.

In regard to your second question of trying to project what our volumes may be in boxboard and containerboard, that's a hypothetical question. It's because of the uncertainty we have right now. I'm just not going to go there and try to predict what those 2 businesses will do beyond what we know today.

Adam Jesse Josephson - KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst

Yes. And just one, on the year-over-year again in CorrChoice and Tubes and Cores, Pete. I did hear you correctly, right, down, single, down single digits in...

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

Yes, down single digits. Yes.

Peter G. Watson - Greif, Inc. - President, CEO & Director

Yes. So if you're talking about Q2 volumes, our Q2 volumes in CorrChoice were flat versus prior year. And our Tube and Core volumes, Q2 this year versus Q2 prior year, is down 5%.

Adam Jesse Josephson - KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst

That was in Q2. And then in May -- I'm sorry, go ahead, Larry. Sorry.

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

Yes. In May, I said that the CorrChoice was down 8 -- high-single digits and Tube and Cores slightly more than that.

Peter G. Watson - Greif, Inc. - President, CEO & Director

And that's because in May, there's 2 less working days. So the -- it's a tough comp, over a quarter, it equals out. But on a May-to-May comparison, it's not equal. That's why I referenced on a per day basis, April to May.

Adam Jesse Josephson - KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst

Yes. So the down 8% is not on a per day. It's total?

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

It is as well, Adam, on a year-over-year basis. But -- so yes, CorrChoice and Tube and Core were down 1 high single digits, 1 low double digits.

Operator

There's another question from George Staphos of Bank of America

George Leon Staphos - BofA Merrill Lynch, Research Division - MD and Co-Sector Head in Equity Research

I'm sorry about that. Somehow I got dropped from the queue. Just -- I was curious, just if you can put 30 seconds of comments on the CSI scores that you're seeing in RIPS, you saw some nice improvement there.

Peter G. Watson - Greif, Inc. - President, CEO & Director

Yes, George, we are seeing increased CSI scores across the whole portfolio. And North America and APAC now are at a 95% level. So really pleased with that. A big part of the improvement, though, is EMEA. EMEA is driving toward that low 90% range. So I think, again, having one global organization with a very singular focus is making a significant impact. As Larry mentioned earlier, I think that's driving some of the opportunities we're seeing with new customers or expanded wallet share in some of our Rigid Packaging customer base. So thanks for the question.

Operator

And your last question comes from the line of Justin Bergner of GAMCO Research.

Justin Laurence Bergner - Gabelli Funds, LLC - Research Analyst

Just quickly, the $40 million of cost actions that you are targeting for the second half, just to verify, none of the benefit there was in the second quarter? And then, how much of that $40 million is sort of structural versus temporary we kind of look beyond the second half of the fiscal year?

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

Yes. Justin, the vast majority of it is variable and not structural. The structural stuff was already built into our budget and process for the year. So we're not counting that because we had already planned it towards our focus of getting down below 10% by 2022.

Operator

There are no further questions at this time. I turn the call back over to the presenter.

Matt Eichmann - Greif, Inc. - VP of IR & Corporate Communications

Thanks very much, Tacan. And thank you very much for joining us today. We appreciate your interest in Greif and hope that you have a nice weekend ahead. Take care.

Operator

Ladies and gentlemen, this concludes today's conference call. Thank you for participating. You may now disconnect..